Exhibit 4.4

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), is entered into as of March 20, 2012, by and between DryShips Inc., a Marshall Islands corporation (the “Parent”), and Ocean Rig UDW Inc., a Marshall Islands corporation (the “Company” and together with Parent, the “Parties” and each a “Party”).

WITNESSETH:

WHEREAS, Parent owns an aggregate of 97,301,755 common shares of the Company;

WHEREAS, it is in the best interests of the Company to set forth non-exhaustive procedures by which the Parent may offer shares of the Company to the public and therefore increase the liquidity of the Company’s common shares and broaden its investor base;

WHEREAS, the Parties desire to set forth the Parent’s rights and the Company’s obligation to cause the registration of the Registrable Securities (as defined below) pursuant to the Securities Act (as defined below).

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Agreement” has the meaning set forth in the preamble hereof.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chief executive officer, president or one of its vice presidents (or the equivalent thereof), chief financial officer or treasurer.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in the State of New York or Greece are authorized by law or executive order to close.

“Common Shares” means the common shares, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the preamble hereof.

“Company Indemnified Persons” has the meaning set forth in Section 2.06(b)(i).

“Demanding Holders” has the meaning set forth in Section 2.01(a).

“Demand Notice” has the meaning set forth in Section 2.01(a).

“Demand Notice Date” has the meaning set forth in Section 2.01(a).

“Demand Registration” has the meaning set forth in Section 2.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“F-3 or S-3 Holders” has the meaning set forth in Section 2.02(a).

“F-3 or S-3 Notice” has the meaning set forth in Section 2.02(a).

“F-3 or S-3 Notice Date” has the meaning set forth in Section 2.02(a).

“Governmental Body” means any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any administrative, judicial, legislative, executive, regulatory, police or taxing authority of any government, whether supranational, national, federal, state, regional, provincial, local, domestic or foreign.

“Holder Indemnified Persons” has the meaning set forth in Section 2.06(a)(i).

“Indemnitee” has the meaning set forth in Section 2.06(c).

“Indemnitor” has the meaning set forth in Section 2.06(c).

“Losses” has the meaning set forth in Section 2.06(a)(i).

“Parent” has the meaning set forth in the preamble hereof.

“Parties” has the meaning set forth in the preamble hereof.

“Person” means individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Body.

“Piggyback Registration” shall have the meaning set forth in Section 2.03 hereof.

“Potential Material Event” means either (i) the possession by the Company of material information not ripe for disclosure in a registration statement, or (ii) any material engagement or activity by the Company that would be adversely affected by disclosure in a registration statement at such time, in each case, which shall be evidenced by a written good faith determination by the Board that both (a) disclosure of such information, engagement or activity in a registration statement would be detrimental to the business and affairs of the Company, and (b) a registration statement would be materially misleading absent the inclusion of such information, engagement or activity.

“Register,” “registered” and “registration” means a registration effected through the preparation and filing of a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means any of the 97,301,755 Common Shares owned by the Parent on the date hereof ; provided, however, that Registrable Securities shall cease to be Registrable Securities upon the consummation of any sale of such securities pursuant to a Registration Statement or Rule 144.

“Registrable Securities Holder” means the Parent, a wholly-owned or majority-owned subsidiary of the Parent who holds Registrable Securities.

“Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including all registration, qualification and filing fees, printing expenses, escrow fees, transfer agent fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration and the reasonable fees and disbursements of special legal counsel to represent the Registrable Securities Holders, as the case may be. Registration Expenses do not include compensation of regular employees of the Company which shall be paid in any event by the Company, underwriting discounts and commissions and stock transfer taxes.

“Registration Statement” means a registration statement on Form F-1 or S-1, Form F-3 or S-3 (or such similar or successor forms as may be appropriate) prepared and filed with the SEC by the Company pursuant to Article II of this Agreement.

“Regulation” means each applicable law, rule, regulation, order, guidance or recommendation (or any change in its interpretation or administration) by any Governmental Body, central bank or comparable agency and any request or directive (whether or not having the force of law) of any of those Persons and each judgment, injunction, order, writ, decree or award of any Governmental Body, arbitrator or other Person.

“Rule 144” means Rule 144 promulgated under the Securities Act, as such rule shall be in effect from time to time, or any successor rule.

“SEC” means the United States Securities and Exchange Commission and includes any Governmental Body succeeding to the functions thereof.

“Securities” means any stock, shares, limited liability company membership interests, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the Registrable Securities registered by the Registrable Securities Holders, as the case may be.

“Transfer” means any sale, assignment, transfer, exchange, pledge, grant of security interest in, hypothecation, encumbrance or other disposition or conveyance of any interest in.

“US$” means the lawful currency of the United States of America.

“Violation” has the meaning set forth in Section 2.07(a)(i).

Section 1.02 Interpretation.

(a) Headings. The headings to the Articles, Sections and Subsections of this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(b) Usage. In this Agreement, unless the context requires otherwise: (i) the singular number includes the plural number and vice versa; (ii) reference to any gender includes each other gender and the neuter; (iii) the terms “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision hereof; (iv) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; and (v) a reference to any Article, Section or Subsection shall be deemed to refer to the corresponding Article, Section, or Subsection of this Agreement.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01 Demand Registration.

(a) Request for Registration. If Registrable Securities Holders holding outstanding Registrable Securities that represent two percent (2%) or more of the aggregate outstanding shares of the Company’s common shares, par value of $0.01 per share (or any other securities into which or for which any of such common shares may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise), at any time shall provide the Company with a written request (a “Demand Notice”) requesting that the Company pursuant to this Section 2.01 file a Registration Statement under the Securities Act registering for resale Registrable Securities (the date on which the Company receives the Demand Notice being the “Demand Notice Date” and the registration requested in such Demand Notice being a “Demand Registration”), the Company shall promptly (but in any event within five (5) calendar days) after the Demand Notice Date, forward a copy of the Demand Notice to all of the Registrable Securities Holders. Each of the Registrable Securities Holders shall have a period of twenty (20) calendar days after receiving the Demand Notice from the Company in which to elect to include some or all of such Registrable Securities Holder’s Registrable Securities in such Demand Registration. The Registrable Securities Holders shall exercise their right to include Registrable Securities in such Registration Statement by delivering a written notice to the Company within such twenty (20) calendar day period specifying the number of Registrable Securities such Registrable Securities Holder wishes to include in such Registration (such electing Registrable Securities Holders, together with the Registrable Securities Holders delivering the Demand Notice to the Company being the “Demanding Holders”). Notwithstanding the foregoing, the Company shall not be obligated to effect more than three Demand Registrations in respect of Registrable Securities. A registration shall not count as one of the permitted Demand Registrations (i) until it has become effective, (ii) if the Demanding Holders requesting such registration are not able to have registered and sold at least 50% of the Registrable Securities requested by such Demanding Holders to be included in such registration or (iii) in the case of a Demand Registration that would be the last permitted Demand Registration requested hereunder, if the Demanding Holders requesting such registration are not able to have registered and sold all of the Registrable Securities requested to be included by such Demanding Holders in such registration.

(b) Filing and Effectiveness of Registration Statement. The Company shall use its reasonable best efforts to prepare and file with the SEC, no later than ninety (90) calendar days after the Demand Notice Date, a Registration Statement registering for resale by the Demanding Holders the Registrable Securities requested to be registered. The Company shall use its reasonable best efforts to cause such Registration Statement to be declared effective no later than the earlier of (i) five (5) calendar days after the date on which the Company receives notice from the SEC that such Registration Statement may be declared effective and (ii) the date which is one hundred twenty (120) calendar days after the Demand Notice Date. The Company shall use its reasonable best efforts to cause the Registration Statement filed pursuant to this Section 2.01 to remain effective until the earlier of (A) the date on which all Registrable Securities registered pursuant to such Registration Statement shall have been sold to the public and (B) the date which is one year after the date on which such Registration Statement is declared effective by the SEC; provided, however, that such date shall be increased by the number of days that the Demanding Holders may not sell Securities pursuant to Section 2.04(h).

(c) Underwritten Offering.

(i) If the Demanding Holders intend to distribute the Registrable Securities covered by their Demand Notice by means of an underwriting, they shall so advise the Company as a part of their Demand Notice. In connection with such underwritten offering, the Demanding Holders shall have the right to select the managing underwriter or underwriters, subject to the reasonable approval of the Company. In connection with such underwritten offering, the Demanding Holders and the Company shall enter into an underwriting agreement in customary form with the underwriter or underwriters, subject to the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters, shall also be made to and for the benefit of such Demanding Holders.

(ii) Notwithstanding any other provision of this Section 2.01, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Securities requested to be registered would materially and adversely affect the distribution of all of the securities to be underwritten, then (A) the Company shall deliver to such Demanding Holders a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion and (B) the number of equity Securities (including the Registrable Securities) that may be included in such registration shall be allocated in the order listed below:

(x) first, 100% to the Demanding Holders; and

(y) second, the balance to the other Persons proposing to register securities in such registration, in each case pro rata based on the amount of securities requested to be registered.

Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(d) Limitations on Registration. The Company shall not be required to effect a registration pursuant to this Section 2.01:

(i) if the Company shall furnish to the Demanding Holders a certificate signed by the Company’s Authorized Officer stating that a Potential Material Event exists, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) calendar days from the date that the Company would be obligated to file a Registration Statement pursuant to Section 2.01(b) in the absence of this Section 2.01(d)(i), provided that such right to delay a request may not be exercised by the Company more than twice in any twelve (12)-month period;

(ii) if the Demanding Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities and such other Securities (if any) whereby the aggregate proceeds of which (after deduction for Selling Expenses) are less than $5,000,000;

(iii) if all of the Registrable Securities identified in the Demand Notice may be transferred, sold or otherwise disposed of without any manner or volume limitations under the Securities Act in accordance with the provisions of Rule 144;

(iv) after the tenth anniversary of this Agreement.

Section 2.02 Shelf Registration.

(a) Shelf Registration. If, at any time after the first date on which the Company is eligible to file a registration statement under the Securities Act on Form F-3 or S-3 (or such similar or successor form as may be appropriate), the Company shall receive from Registrable Securities Holders holding at least five percent (5%) of the outstanding Registrable Securities a written request (an “F-3 or S-3 Notice”) that the Company effect a short-form registration on Form F-3 or S-3 (or such similar or successor form as may be appropriate), including for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, and any related qualification or compliance with respect to the Registrable Securities (the date on which the Company receives the F-3 or S-3 Notice being the “F-3 or S-3 Notice Date”), the Company shall promptly (but in any event within five (5) calendar days) after the F-3 or S-3 Notice Date, forward a copy of the F-3 or S-3 Notice to all of the Registrable Securities Holders. Each of the Registrable Securities Holders shall have a period of ten (10) calendar days after receiving the F-3 or S-3 Notice from the Company in which to elect to include some or all of such Registrable Securities Holder’s Registrable Securities in such Registration Statement. The Registrable Securities Holders shall exercise their right to include Registrable Securities in such Registration Statement by delivering a written notice to the Company within such ten (10) calendar day period specifying the number of Registrable Securities such Registrable Securities Holder wishes to include in such Registration Statement (such electing Registrable Securities Holders, together with the Registrable Securities Holders delivering the F-3 or S-3 Notice to the Company being the “F-3 or S-3 Holders”).

(b) Filing and Effectiveness of Registration Statement. The Company shall use its reasonable best efforts to prepare and file with the SEC, no later than forty-five (45) calendar days after the F-3 or S-3 Notice Date, a Registration Statement on Form F-3 or S-3 (or such similar or successor form as may be appropriate), covering, and shall obtain all such qualifications and compliances as may be required and as would permit the sale and distribution of, all Registrable Securities. The Company shall use its reasonable best efforts to cause such Registration Statement to be declared effective no later than the earlier of (i) five (5) calendar days after the date on which the Company receives notice from the SEC that such Registration Statement may be declared effective and (ii) ninety (90) calendar days after the F-3 or S-3 Notice Date. The Company shall use its reasonable best efforts to cause the Registration Statement filed pursuant to this Section 2.02 to remain effective until the earlier of (A) the date on which all Registrable Securities registered pursuant to such Registration Statement shall have been sold to the public and (B) the date on which all of the Registrable Securities requested to be registered by the F-3 or S-3 Holders can be freely sold to the public pursuant to Rule 144 without any manner or volume limitations.

(c) Limitations on Registration. The Company shall not be required to effect a registration pursuant to this Section 2.02:

(i) if at the time of the request, Form F-3 or S-3 (or such similar or successor form as may be applicable) is not available to the Company for such offering;

(ii) if the Company shall furnish to the F-3 or S-3 Holders requesting a registration pursuant to this Section 2.02 a certificate signed by the Company’s Authorized Officer stating that a Potential Material Event exists, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) calendar days from the date that the Company would be obligated to file a Registration Statement pursuant to Section 2.02(b) in the absence of this Section 2.01(c)(ii), provided that such right to delay a request may not be exercised by the Company more than twice in any twelve (12)-month period; or

(iii) if the Registrable Securities Holders propose to sell Registrable Securities and other such Securities (if any) whereby the aggregate proceeds of which (after deduction for Selling Expenses) are less than $1,000,000.

(d) So long as a Registration Statement on Form F-3 or S-3 is in effect with respect to any Registrable Securities, a Holder may not request a Demand Registration or Piggyback Registration with respect to those Registrable Securities.

Section 2.03 Piggyback Registration

(a) Right to Piggyback. If at any time the Company proposes to register any of its common equity securities under the Securities Act (other than a registration statement on Form S-8 or on Form S-4 or any similar successor forms thereto, or a registration statement covering an offering of convertible securities), whether for its own account or for the account of one or more shareholders of the Company, and the registration form to be used may be used for any registration of Registrable Securtities (a “Piggyback Registration”), the Company shall give prompt written notice (in any event within ten (10) days after its receipt of notice of any exercise of other demand registration rights) (a ‘Piggyback Registration Notice”) to each Registrable Securities Holder of its intention to effect such a registration and, subject to Sections 2.03(b) and 2.03(c), shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within five (5) days after issuance of the Piggyback Registration Notice. The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion.

(b) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without having an adverse effect on such offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included therein by the Holders, pro rata among the Holders of such Registrable Securities on the basis of the number of shares requested to be registered by such Holders, and (iii) third, other securities requested to be included in such registration pro rata among the holders of such securities on the basis of the number of shares requested to be registered by such holders or as such holders may otherwise agree.

(c) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of a holder of the Company’s securities other than Registrable Securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without having an adverse effect on such offering, the Company shall include in such registration (i) first the securities requested to be included therein by the holders requesting such registration, pro rata among the holders of such securities on the basis of the number of shares requested to be registered by such holders, and (ii) second, other securities requested to be included in such registration pro rata among the holders of such securities on the basis of the number of shares requested to be registered by such holders or as such holders may otherwise agree.

(d) Selection of Underwriters. If any Piggyback Registration is an underwritten primary or secondary offering, the Company shall have the right to select the managing underwriter or underwriters for such offering.

Section 2.04 Expenses of Registration. All Registration Expenses incurred in connection with any registration, filing, qualification or compliance pursuant to Sections 2.01 and 2.02 shall be borne by the applicable Demanding Holders. All Registration Expenses incurred in connection with any registration, filing, qualification or compliance pursuant to Sections 2.03 shall be borne by the Company and the applicable Holders pro rata on the basis of the number of Registrable Securities included in the applicable registration. Unless otherwise stated, all Selling Expenses relating to any Registrable Securities registered on behalf of the Demanding Holders shall be borne by such Demanding Holders either wholly or, if such Demanding Holder is participating in a registration as one of the Registrable Securities Holders, pro rata on the basis of the number of Registrable Securities included in the applicable registration.

Section 2.05 Further Obligations of the Company. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to this Article II, the Company shall:

(a) Filing and Effectiveness of Registration Statement. With respect to a Registration Statement required by Section 2.01 or 2.02, (i) prepare and file with the SEC a Registration Statement, (ii) cause such Registration Statement to become effective, and (iii) maintain the effectiveness of such Registration Statement, in each case, as of the dates and for the periods required by Section 2.01 or 2.02, as the case may be, which Registration Statement, and any Registration Statement contemplated by Section 2.03 hereof (including any amendments or supplements thereto and prospectuses contained therein), shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(b) Filing of Amendments and Supplements. Prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities and other securities of the Company covered by the Registration Statement at all times during the period for which the Company is required to maintain the effectiveness of such Registration Statement pursuant to the terms of this Agreement.

(c) Copies of Documents. Furnish to each Registrable Securities Holder selling such Registrable Securities by means of such Registration Statement, without charge, such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such Registration Statement or prospectus and such other documents as such Registrable Securities Holders may reasonably request.

(d) Opinion and Comfort Letter. Furnish to such Registrable Securities Holders (i) an opinion of the counsel representing the Company for purposes of such registration, dated the effective date of such Registration Statement (or, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement with respect to both the effective date of the Registration Statement and the date of the closing under the underwriting agreement), in form and substance as is customarily given by counsel for the issuer to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Registrable Securities Holders, and (ii) a “cold comfort” letter, dated the effective date of such Registration Statement (and, if such Registration Statement includes an underwritten public offering, dated the date of the closing under the underwriting agreement) signed by the independent certified public accountants who have certified the Company’s financial statements included in such Registration Statement, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Registrable Securities Holders.

(e) “Blue Sky” Qualification. Register or qualify all Registrable Securities and other securities covered by such Registration Statement under the securities or blue sky laws of such jurisdictions as the applicable Registrable Securities Holders (or in an underwritten offering, the managing underwriter) shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable such Registrable Securities Holders to consummate the disposition in such jurisdictions of its Registrable Securities covered by such Registration Statement, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction.

(f) Notification of Certain Events. As promptly as practicable after becoming aware thereof, notify such Registrable Securities Holders of the happening of any event of which the Company has knowledge, as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare and file with the SEC a supplement or amendment to the Registration Statement or other appropriate filing with the SEC to correct such untrue statement or omission, and deliver a number of copies of such supplement or amendment to such Registrable Securities Holders as such Registrable Securities Holders may reasonably request.

(g) SEC Stop Orders. As promptly as practicable after becoming aware thereof, notify such Registrable Securities Holders (and, in the event of an underwritten offering, the managing underwriters) of the issuance by the SEC of any notice of effectiveness or any stop order or other suspension of the effectiveness of the Registration Statement at the earliest possible time.

(h) Potential Material Event. As promptly as practicable after becoming aware thereof, notify such Registrable Securities Holders (and, in the event of an underwritten offering, the managing underwriters) of the existence of a Potential Material Event, in which case, such Registrable Securities Holders shall not offer or sell any Registrable Securities, or engage in any other transaction involving or relating to the Registrable Securities, from the time of the giving of notice with respect to a Potential Material Event until such Registrable Securities Holders receives written notice from the Company that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event; provided, however, that such Registrable Securities Holders may only be required to cease offering and selling Registrable Securities pursuant to this clause (h) for a period of not more than ninety (90) calendar days after receiving notice from the Company that a Potential Material Event exists; provided, further, however, that the Company may only exercise its rights under this clause (h) twice in any twelve (12)-month period.

(i) Listing Requirements. Use its best efforts to maintain the listing of such Registrable Securities on the NASDAQ Global Select Market or on such other securities exchange as the Common Shares may be listed from time to time.

(j) Certificate or Book-Entry Share Preparation. Cooperate with such Registrable Securities Holders to facilitate the timely preparation and delivery of certificates or book-entry shares for the Registrable Securities to be offered pursuant to the Registration Statement and enable such certificates or book-entry shares for the Registrable Securities to be in such denominations or amounts as the case may be, as such Registrable Securities Holders may reasonably request.

(k) Underwriting Agreement. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form and complying with the provisions of Section 2.06, with the managing underwriter of such offering.

(l) Section 11 Information. Make available to such Registrable Securities Holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month of the first fiscal quarter after the effective date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder.

(m) Other Actions. Take all other reasonable actions necessary to expedite and facilitate disposition by such Registrable Securities Holders of the Registrable Securities pursuant to the Registration Statement.

Section 2.06 Preparation; Reasonable Investigation; Review by Counsel. In connection with the preparation and filing of each Registration Statement registering Registrable Securities under the Securities Act, such Registrable Securities Holders, its underwriters, if any, and counsel for such Registrable Securities Holders shall:

(a) be permitted to review such Registration Statement, each prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto a reasonable period of time (but not less than three (3) Business Days) prior to their filing with the SEC; and

(b) be given reasonable access to the Company’s books and records and such opportunities to discuss the business of the Company with its officers, counsels and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Registrable Securities Holders, such underwriters, if any, or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

Section 2.07 Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Article II, the following indemnification provisions shall apply.

(a) Indemnification by the Company.

(i) Indemnification. To the extent permitted by law, and in addition to (and in no way, limiting) the indemnification obligations set forth in the Share Purchase Agreement, the Company shall indemnify and hold harmless the Registrable Securities Holders, each of the employees, officers, directors, partners, members, managers, legal counsel and agents of such Registrable Securities Holders, any underwriter (as defined in the Securities Act) for such Registrable Securities Holders and each Person, if any, who controls such Registrable Securities Holders or underwriter within the meaning of the Securities Act or Exchange Act (collectively, the “Holder Indemnified Persons”) against and hold each Holder Indemnified Person harmless from any and all liabilities, obligations, losses, damages, lawsuits, investigations, arbitrations, actions, judgments, costs, expenses or claims, including reasonable attorneys’ fees and expenses incurred in investigation or defending any of the foregoing (collectively, “Losses”), that the Holder Indemnified Persons may suffer or sustain arising out of or due to any of the following (any of the following being a “Violation”):

(A) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(C) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law, or any applicable securities laws or Regulations of a jurisdiction outside the United States.

(ii) Limitations on Indemnification. Notwithstanding the foregoing, the Company shall not be liable for:

(A) any amounts paid in settlement of any such Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed); or

(B) any Losses to the extent that such Losses arise out of or are based upon a Violation which occurs in reliance upon and in strict conformity with written information furnished by such Registrable Securities Holders expressly for use in connection with such registration.

(b) Indemnification by the Registrable Securities Holders.

(i) Indemnification. Each Registrable Securities Holder participating in any registration pursuant to this Agreement shall indemnify and hold harmless the Company, each of the Company’s employees, officers, directors, legal counsel and other agents, any underwriter (as defined in the Securities Act) for the Company and each Person, if any, who controls the Company or underwriter within the meaning of the Securities Act or Exchange Act (collectively, the “Company Indemnified Persons”), against and hold each Company Indemnified Person harmless from any and all Losses that the Company Indemnified Persons may suffer or sustain arising out of or due to any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in strict conformity with written information furnished by such Registrable Securities Holder expressly for use in connection with such registration.

(ii) Limitations on Indemnification. Notwithstanding the foregoing, no Registrable Securities Holder shall be liable for:

(A) indemnification pursuant to this Agreement in excess of the aggregate net cash proceeds received by such Registrable Securities Holder from the offering of Registrable Securities in such registration;

(B) any amounts paid in settlement of any such Losses if such settlement is effected without the consent of such Registrable Securities Holder; or

(C) any Losses to the extent that such Losses do not arise out of or are not based upon a Violation which occurs in reliance upon and in strict conformity with written information furnished by such Registrable Securities Holder expressly for use in connection with such registration.

(c) Indemnification Mechanics. If there occurs an event which a Company Indemnified Person or a Holder Indemnified Person (any such Person being the “Indemnitee”) hereto asserts is an indemnifiable event pursuant to this Section, the Indemnitee shall promptly notify the party obligated to provide indemnification hereunder (the “Indemnitor”) in writing of such event. Delay or failure to so notify the Indemnitor shall only relieve the Indemnitor of its obligations to the extent, if at all, that it is actually prejudiced by reason of such delay or failure. The Indemnitor shall have a period of twenty (20) calendar days in which to respond thereto. If the Indemnitor accepts responsibility within such twenty (20) calendar day period, then the Indemnitor shall be obligated to compromise or defend, at its own expense, such matter, and the Indemnitor shall provide the Indemnitee with such assurances as may be reasonably required by the Indemnitee to assure that the Indemnitor shall assume and be responsible for the Losses at issue (subject to the limitations set forth in this Agreement). If the Indemnitor fails to assume the defense of such matter within such twenty (20) calendar day period or does not respond within such twenty (20) calendar day period, the Indemnitee against which such matter has been asserted shall (upon delivering notice to such effect to the Indemnitor) have the right to undertake, at the Indemnitor’s cost and expense, the defense, compromise or settlement of such matter on behalf of the Indemnitee. In any event, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability; provided, however, that the Indemnitor shall pay the expenses of such defense if the Indemnitee is advised by counsel in writing that there are one or more legal defenses available to the Indemnitee that are different from or additional to those available to the Indemnitor (in which case, if the Indemnitee notifies the Indemnitor in writing, the Indemnitor shall not have the right to assume the defense of such asserted liability on behalf of the Indemnitee).

(d) Contribution. If the indemnification provided for in this Section 2.06 is held by a court of competent jurisdiction to be unavailable to an Indemnitee with respect to any Losses, then the Indemnitor, in lieu of indemnifying such Indemnitee hereunder, shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnitor on the one hand and of the Indemnitee on the other in connection with the Violation that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution under this Section 2.06(d) from such Registrable Securities Holders, together with the amount of any indemnification payments made by such Holder pursuant to Section 2.06(b) above, exceed the net proceeds from the offering received by such Registrable Securities Holders. The relative fault of the Indemnitor and of the Indemnitee shall be determined by reference to, among other things, whether the Violation relates to information supplied by the Indemnitor or the Indemnitee and the parties relative intent, knowledge, access to information and opportunity to correct or prevent such Violation.

Section 2.08 Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any Securities of the Company which provides such holder or prospective holder of Securities of the Company the right to include such Securities in any registration filed under Section 2.01, 2.02 or 2.03 hereof, unless under the terms of such agreement, such holder or prospective holder may include such Securities in any such registration only to the extent that the inclusion of such securities shall not reduce the amount of the Registrable Securities that are included.

ARTICLE III

MISCELLANEOUS

Section 3.01 Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram or facsimile, addressed as set forth below or to such other address as such Party shall have specified most recently by written notice given in accordance herewith, in each case with a copy to an e-mail address separately provided to each other Party. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:

Ocean Rig UDW Inc.

Attention: Chief Executive Officer

10 Skopa Street, Tribune House

2nd Floor, Office 202, CY 1075

Nicosia, Cyprus

Facsimile: + 357 22761542

with a copy (which shall not constitute notice) to:

Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, NY 10004 Facsimile: +1-212-480-8421

If to the Parent:
DryShips Inc. Attention: Chief Financial Officer 80 Kifissias Avenue GR 15125 Amaroussion Greece Facsimile: +011 30 210 80 90 585 with a copy (which shall not constitute notice) to:
Deverakis Law Office Attention: Stelios N. Deverakis. 80 Kifissias Avenue GR 15125 Amaroussion Greece Facsimile: +011 30 210 6140 267

Either Party may from time to time change its address for notices under this Section 3.01 by giving at least ten (10) days’ prior written notice of such changed address to the other Party.

Section 3.02 Counterparts. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the Parties and shall be deemed to be an original instrument, and all of which together shall constitute one and the same instrument. All such counterparts may be delivered between the Parties by facsimile or other electronic transmission, which shall not affect the validity thereof.

Section 3.03 Modification or Amendment of Agreement; Waiver. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by all Parties. The failure of either Party to insist on strict compliance with this Agreement, or to exercise any right or remedy under this Agreement, shall not constitute a waiver of any rights provided under this Agreement, nor estop the Parties from thereafter demanding full and complete compliance nor prevent the Parties from exercising such a right or remedy in the future.

Section 3.04 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns and permitted transferees.

Section 3.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 3.06 Specific Enforcement; Consent to Jurisdiction; Waiver of Jury Trial.

(a) The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either Party shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement by the other Party and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which either Party may be entitled by law or equity.

(b) Each Party (i) hereby irrevocably submits to the jurisdiction of the U.S. District Court and other courts of the United States sitting in the State of New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each Party consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 3.06 shall affect or limit any right to serve process in any other manner permitted by law. The Parties hereby irrevocably waive trial by jury in any action, proceeding or claim brought by any Party or beneficiary thereof on any matter whatsoever arising out of or in any way connected with this Agreement.

Section 3.07 Entire Agreement. This Agreement and sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the Parties, both oral and written, relating to the subject matter hereof.

Section 3.08 Severability. Each provision of this Agreement shall be considered separable and, if for any reason any provision or provisions hereof are determined to be invalid or contrary to applicable law, such invalidity or illegality shall not impair the operation of or affect the remaining portions of this Agreement. Upon such determination that any term or other provision is invalid or illegal, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 3.09 Jointly Drafted. This Agreement shall be deemed to have been drafted by all Parties and, in the event of a dispute, no Party shall be entitled to claim that any provision hereof should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

Section 3.10 Further Assurances. From and after the date of this Agreement, upon the request of a Party, each other Party shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

DRYSHIPS INC.

By:	/s/ Ziad Nakhleh
Name:	Ziad Nakhleh
Title:	Chief Financial Officer

OCEAN RIG UDW INC.

By:	/s/ Ioannis Cleanthous
Name:	Ioannis Cleanthous
Title:	Corporate Secretary

Signature Page to Registration Rights Agreement